EXHIBIT 12.1

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)

                                                                                            9 Months     9 Months
                             2000         1999         1998         1997         1996         2001         2000
                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
EARNINGS..............
Pre-tax income from
continuing operations.    $  826,441   $  671,955   $  695,805   $  390,235   $  438,913   $ (736,315)  $  564,582
                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
FIXED CHARGES........
Interest expensed....        126,322       99,469       86,538       79,998       69,327      125,800       86,976
Rent interest factor.        143,101      128,415      115,932       96,189       85,659      120,776      106,295
                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total Fixed Charges          269,423      227,884      202,470      176,187      154,986      246,576      193,271
                          ==========   ==========   ==========   ==========   ==========   ==========   ==========
Adjusted Earnings....     $1,095,864   $  899,839   $  898,275   $  566,422   $  593,899   $ (489,739)  $  757,852
Ratio of Earnings to
Fixed Charges........          4.07x        3.95x        4.44x        3.21x        3.83x        --(1)        3.92x


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(1)   For the nine months ended September 30, 2001, the deficiency of  earnings to fixed charges was $736,315.